 Exhibit 99.1

ParkerVision Reports Year End 2025 Results

JACKSONVILLE, Fla., March 23, 2026 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the year ended December 31, 2025.

 2025 Summary and Recent Developments

•

The Court of Appeals for the Federal Circuit ("CAFC") granted the Company's motion for an expedited schedule in its appeal of ParkerVision v. Qualcomm (CAFC case no. 26-1033). The expedited schedule calls for the completion of briefings by both parties by March 23, 2026, with oral arguments scheduled for the next available session thereafter.

	◦	The Company is appealing the May 30, 2025 claim construction ruling made by the district court (Middle District of Florida) which led to a stipulation of noninfringement of the Company's receiver patent claims. The district court severed and stayed the remaining transmitter patent claims in the case pending the decision of the appellate court.

	◦	Qualcomm has filed a motion with the CAFC to dismiss the appeal for lack of jurisdiction. The CAFC ordered the parties to address the merits of any jurisdictional issues in their respective briefs, which the parties have done.

•	The Company's first patent infringement trials against MediaTek in the Western District of Texas, scheduled to commence on March 20, 2026, has been postponed by the district court, pending resubmission of expert reports and related briefings by the parties.

Jeffrey Parker, CEO of ParkerVision, commented, “We began 2025 on the heels of a favorable appellate court ruling in our Qualcomm case that we anticipated would lead to a much-awaited jury trial in 2025. Unfortunately, following the remand from the federal circuit, the district court decided to allow Qualcomm a third chance at claim construction in an over ten-year old, trial-ready case, and furthermore ruled that a 'generating limitation,' which imposes a requirement that does not appear anywhere in the alleged infringing patent specifications or claims, should be added to each of the receiver patent claims currently under appeal.  This resulted in a stipulation of noninfringement of our receiver claims and, ultimately, a return to the appellate court.  We are pleased that the appellate court granted our motion for an expedited appeal, and we remain optimistic that we will once again receive a favorable decision."

Mr. Parker continued, "Meanwhile, we, along with our litigation team, were in Waco, Texas a week ago anticipating the start of our first of three jury trials against MediaTek. In a pre-trial hearing held just days before scheduled jury selection, the judge requested that our damages expert provide additional support in certain areas of his damages calculations, resulting in a postponement of the trial. The court indicated it would reset a pretrial and trial schedule once the parties have updated the expert reports and related briefings. We have been looking forward to sharing the merits of our case with a jury and are, of course, disappointed that the trial was postponed. However, we feel that the guidance from the court provides us with an opportunity to further strengthen the expert reports for this and all future cases in this district. Despite the delay in the MediaTek case, we still believe that 2026 will be a pivotal year for ParkerVision's patent enforcement activities."

Financial Results

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ParkerVision reported a net loss for the year ended December 31, 2025 of $7.4 million, or $0.06 per common share, compared to a net loss of $14.5 million, or $0.16 per common share for the year ended December 31, 2024.

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The decrease in net loss is primarily the result of changes in the estimated fair value of the Company's contingent payment obligations, partially offset by increases in share-based compensation and other operating expenses.

- The Company recognized a gain on the change in fair value of its contingent payment obligations of approximately $0.6 million in 2025, compared to a loss on changes in the fair value of the Company's contingent payment obligations of approximately $9.6 million in 2024. These changes in fair value result from changes in estimated probabilities, amounts and timing of projected future repayments of the Company's contingent payment obligations. The assumptions used in these estimates are highly subjective and may not be reflective of amounts actually repaid in the future which are contingent upon receipt of proceeds from patent enforcement, licensing and other patent-related items. The Company recorded significant increases in the fair value of its contingent payment obligations in 2024, in part due to changes in the probability and timing related to the Qualcomm action following the appellate court's remand of the case back to district court in September 2024 after finding in the Company's favor on all issues.

- Share-based compensation expense increased $3.0 million from 2024 to 2025, primarily as the result of a $2.5 million one-time noncash charge recognized in 2025 upon the modification of previously issued and fully vested nonqualified share options held by executives and key employees. The modification extended the expiration date of these options from January 2026 to January 2031. All other terms of the options, including the $0.54 exercise price per share, remained unchanged.

•	The Company ended 2025 with $4.4 million in cash and cash equivalents and approximately $2.3 million in working capital.

◦	In November 2025, the Company completed the sale of 21.2 million shares of its common stock at a price of $0.21 per share in a registered direct offering under its shelf registration for gross proceeds of approximately $4.5 million.

◦	In March 2026, the Company issued 3.2 million shares of its common stock at a price of $0.21 per share in a registered direct offering under its shelf registration in satisfaction of $0.67 million in upcoming convertible note maturities, thus increasing our available working capital.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings; the potential impact and significance of such proceedings; and expectations concerning court and PTAB rulings, trial dates, and pre-trial motions.  Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially.  Words such as “believe,” “optimistic,” “expect,” “will," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings; unfavorable court or PTAB decisions or rulings; the loss or unavailability of key expert witnesses; the availability of funding for continued operations and litigation; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made.  Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights (unaudited)

	(unaudited)
(in thousands)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$4,360	$4,918
Prepaid expenses and other current assets	304	127
Intangible assets & other noncurrent assets	695	834
Total assets	5,359	5,879

Current liabilities	2,409	2,408
Contingent payment obligations	46,089	46,659
Convertible notes, net of current portion	1,908	3,023
Other long-term liabilities	57	201
Shareholders’ deficit	(45,104)	(46,412)
Total liabilities and shareholders’ deficit	$5,359	$5,879

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Year Ended
(in thousands, except per share amounts)	December 31,
	2025	2024
Licensing revenue	$-	$-
Cost of sales	(199)	(229)
Gross margin	(199)	(229)

Selling, general and administrative expenses	7,606	4,262
Total operating expenses	7,606	4,262

Interest expense and other	(191)	(342)
Change in fair value of contingent payment obligations	570	(9,639)
Total other income (expense)	379	(9,981)

Net loss	$(7,426)	$(14,472)

Basic and diluted net loss per common share	$(0.06)	$(0.16)

Weighted average shares outstanding	121,319	92,150

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Year Ended
(in thousands)	December 31,
	2025	2024
Net cash used in operating activities	$(5,143)	$(3,216)
Net cash used in investing activities	(61)	-
Net cash provided by financing activities	4,646	5,574

Net decrease in cash and cash equivalents	(558)	2,358

Cash and cash equivalents - beginning of period	4,918	2,560

Cash and cash equivalents - end of period	$4,360	$4,918